Bowne & Co., Inc.
345 Hudson Street
212/886-0614
Fax: 212/229-7392

NEWS RELEASE

Investor Relations Contact:	Media Contact:
William J. Coote	Kate O’Brien
VP & Treasurer	Director, Corporate Communications
212-886-0614	212-229-7214
bill.coote@bowne.com	kate.obrien@bowne.com

FOR IMMEDIATE RELEASE

BOWNE & CO. REPORTS 2005 FIRST QUARTER EARNINGS PER
SHARE of $0.11 vs. $0.08 in 2004

Global Solutions Revenue and Segment Profit Increase

NEW YORK, April 27, 2005 — Bowne & Co., Inc. (NYSE: BNE) today announced 2005 first quarter earnings of $3.9 million—or $0.11 per diluted share—compared to earnings of $3.0 million, or $0.08 per diluted share, for the first quarter 2004.

The results for both quarters were impacted by restructuring charges. Excluding the restructuring charges, pro forma diluted earnings per share from continuing operations were $0.15 in the first quarter of 2005, compared to $0.15 in the first quarter of 2004. (See Pro Forma Supplemental Income Information attached hereto for a reconciliation of these non-GAAP financial measures to our consolidated statements of operations).

Revenue was $226.9 million in the first quarter of 2005, compared to $232.7 million in the comparable quarter of 2004—a 3% decrease. Financial Print revenue for the first quarter decreased $9.6 million, or 6%, year-over-year, the result of a 22% decline in transactional print revenue. Globalization revenue for the quarter grew $4.3 million, or 8%, over the same quarter in 2004.

“We’re pleased with the results of Bowne Global Solutions (BGS), especially the growth in revenue and segment profit over both the preceding quarter and the comparable 2004 quarter,” said Bowne Chief Executive Officer Philip E. Kucera. “Projects that had been delayed for some time are coming to fruition, and we expect BGS’s improving revenue run rate to continue. As is reflected in our guidance, we are managing this business to be significantly more profitable than in 2004.”

David J. Shea, Bowne President and Chief Operating Officer, added, “Our drop in financial print transactional revenue mirrors the overall decline in capital market activity as measured by the number of filings. Nevertheless, we’re encouraged because we’ve been awarded more than 50% of the largest M&A transactions announced in 2005. As these transactions are completed, we expect corresponding revenues and profits to rise.”

—more—

Bowne Financial Print: For the first quarter, Financial Print reported revenue of $159.9 million, a $9.6 million, or 6%, decrease from last year. Offsetting the transactional revenue decrease of 22%, non-transactional revenue, which includes Mutual Fund and Compliance revenue, increased 5% over 2004. Segment profit for the quarter as a percentage of sales was 12.9% for the quarter, compared to 14.5% for the same period in 2004.

Bowne Global Solutions (BGS): First quarter revenue of $58.9 million was $4.3 million higher than the same period in 2004, while segment profit of $2.3 million was $0.3 million higher than 2004, and as a percent of revenue increased 20 basis points. Revenue and segment profit increased $3.8 and $0.8 million, respectively, over the fourth quarter of 2004.

Corporate/Other: Corporate spending increased $0.6 million over 2004 primarily due to higher professional fees. Litigation Solutions’ revenue was relatively flat, with revenues down $0.5 million and profits up $0.2 million.

* * *

Through an Overnight Share Repurchase program with Bank of America, Bowne repurchased 2,530,000 shares on December 2, 2004. In connection with the program, Bank of America has been purchasing, and will continue to purchase, shares in the market. At the end of the program Bowne will receive a price adjustment in the form of additional shares or cash based on the volume-weighted average price of shares acquired by Bank of America. Bank of America has purchased a total of 2,430,900 shares at an average price of $15.09 through April 25, 2005. To date, the Company has not made any purchases under its $35 million open market purchase program.

Days sales outstanding increased to 72 days in March 2005 from 69 days in March 2004. Cash used in operations for the quarter ended March 31, 2005 increased $24.6 million to $40.8 million, from net cash used in operations of $16.2 million in 2004. Net debt at March 31, 2005 was $40.9 million as compared to net debt of $141.2 million in March 2004. Financial Print work-in-process inventory was $28.2 million at March 31, 2005, as compared to $26.3 in March 2004.

Business Outlook

The company noted that forward-looking statements of future performance contained in the foregoing and in the following statements and certain statements made elsewhere in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including demand for and acceptance of the company’s services, new technological developments, competition and general economic or market conditions, particularly in the domestic and international capital markets, and excludes the effect of potential dilution from the Convertible Subordinated Debt and the impact from any future purchases under our share repurchase program.

The 2005 outlook, which follows, is unchanged from our prior guidance given February 2005.

—more—

2005 Outlook
Revenue	$900 million to $1.0 billion
Financial Print	$640 to $715 million
Globalization	$225 to $265 million
Corporate/Other	$40 to $50 million
Segment Profit:
Financial Print	$70 to $95 million
Globalization	$19 to $24 million
Corporate/Other:
Litigation Solutions	$5 to $8 million
Corporate Spending	$(17) to $(23) million
Restructuring charges	$(3) to $(8) million
Depreciation and amortization	$35 million
Interest expense	$5.5 million
Diluted earnings per share	$0.50 to $1.00
Diluted earnings per share, pro forma	$0.60 to $1.08	(1)
Diluted shares	35.1 million	(2)
Capital expenditures	$25 million

(1) Excludes restructuring charges.

(2) Excludes the impact of the potential dilution from the Convertible Subordinated Debt (4,058,000 shares) and the impact of any future purchases under our share repurchase program.

Bowne & Co. will hold its earnings conference call to review the 2005 first quarter results on Thursday, April 28, 2005, at 11 a.m. Eastern Time. To join the Webcast, log on to http://www.bowne.com. To access the call via telephone, please dial (800) 437-2398 (domestic) or (312)-461-9457 (international) and ask for the Bowne teleconference.

About Bowne & Co., Inc.

Bowne & Co., Inc., founded in 1775, is a global leader in providing high-value solutions that empower our clients’ communications.

•	Bowne Financial Print: The world’s largest financial printer and leading EDGAR filer, specializing in the creation, management, translation and distribution of regulatory and compliance documents.

•	Bowne Enterprise Solutions: Digital composition, print, delivery, and fulfillment of customized and personalized communications designed to enable companies to more-effectively target customers to increase market leadership.

•	Bowne Global Solutions: A broad range of language and cultural solutions that use translation, localization, technical writing and interpretation services to help companies adapt their communications or products for use in other cultures and countries around the world.

•	Bowne Litigation Solutions: Consulting, electronic discovery and software solutions, including DecisionQuest®, one of the nation’s largest trial research firms, bring our clients fresh perspective resulting in better informed choices about strategies and tactics at every step in the litigation process.

Bowne & Co. combines these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world. For more information, visit us at www.bowne.com

[Tables follow]

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Operations
(unaudited)

	For the Quarters ended March 31,
(in thousands, except per share information)	2005	2004
		(as restated)
Revenue	$226,897	$232,727
Expenses:
Cost of revenue	(147,494)	(142,126)
Selling and administrative	(61,614)	(68,843)
Depreciation	(8,078)	(8,410)
Amortization	(716)	(619)
Restructuring, integration and asset impairment charges	(2,041)	(5,837)

	(219,943)	(225,835)

Operating income	6,954	6,892
Interest expense	(1,391)	(2,801)
Other income, net	1,698	410

Income from continuing operations before income taxes	7,261	4,501
Income tax expense	(3,343)	(2,986)

Income from continuing operations	3,918	1,515

Discontinued operations (see note):
Income from discontinued operations, net of tax	—	1,449

Net income	$3,918	$2,964

Earnings per share from continuing operations:
Basic	$0.11	$0.04
Diluted	$0.11	$0.04
Earnings per share from discontinued operations:
Basic	$—	$0.04
Diluted	$—	$0.04
Total earnings per share:
Basic	$0.11	$0.08
Diluted	$0.11	$0.08
Average shares outstanding:
Basic	34,663	35,247
Diluted	35,355	36,522
Dividends per share	$0.055	$0.055

Note: In November 2004, the Company sold its document outsourcing business to Williams Lea. The condensed consolidated statements of operations for the prior period has been reclassified to reflect the results from this business as discontinued operations.

As restated: As previously disclosed in the Company’s 10-K, the results for the quarter ended March 31, 2004 have been restated to reflect the tax effect of corrections to intercompany adjustments related to foreign entities. While this restatement had no impact on results of operations for the full year in 2004, the impact on the 2004 first quarter was a decrease in net income of $296, or $0.01 per share.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Balance Sheets

	Mar. 31,	Mar. 31,	Dec. 31,
(in thousands)	2005	2004	2004
	(unaudited)	(unaudited)
Assets
Cash and marketable securities	$36,747	$12,733	$81,600
Accounts receivable, net	203,223	192,516	177,180
Inventories	36,346	34,131	20,559
Prepaid expenses and other current assets	36,140	32,438	36,287
Assets held for sale	—	38,546	—

Total current assets	312,456	310,364	315,626

Property, plant and equipment, net	111,613	125,436	116,021
Goodwill and other intangibles, net	191,731	190,520	197,752
Other assets	23,862	27,146	25,210
Assets held for sale, non current	—	105,829	—

Total assets	$639,662	$759,295	$654,609

Liabilities and Stockholders’ Equity
Current portion of long-term debt and short-term borrowings	$829	$635	$929
Accounts payable and accrued liabilities	140,606	155,853	156,676
Liabilities held for sale	—	23,302	—

Total current liabilities	141,435	179,790	157,605

Long-term debt	76,793	153,330	76,962
Deferred employee compensation and other	47,542	58,251	47,245
Liabilities held for sale, non current	—	3,942	—
Stockholders’ equity	373,892	363,982	372,797

Total liabilities and stockholders’ equity	$639,662	$759,295	$654,609

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three Months ended March 31,
(in thousands)	2005	2004
		(as restated)
Cash flows from operating activities:
Net income from continuing operations	$3,918	$1,515
Depreciation and amortization	8,794	9,029
Asset impairment charges	89	149
Changes in other assets and liabilities, net of non-cash transactions	(53,641)	(26,910)

Net cash used in operating activities	(40,840)	(16,217)

Cash flows from investing activities:
Purchase of property, plant and equipment	(4,279)	(4,619)
Proceeds from sale of marketable securities	20,280	—
Other	170	99

Net cash provided by (used in) investing activities	16,171	(4,520)

Cash flows from financing activities:
Proceeds from borrowings	—	45,967
Payment of debt	(170)	(32,522)
Proceeds from stock options exercised	5,633	10,071
Payment of dividends	(1,855)	(1,873)

Net cash provided by financing activities	3,608	21,643

Net cash used in discontinued operations	(3,512)	(5,225)

Net decrease in cash and cash equivalents	$(24,573)	$(4,319)
Cash and Cash Equivalents—beginning of period	61,222	17,010

Cash and Cash Equivalents—end of period	$36,649	$12,691

Note: 2004 results have been reclassified to reflect the November 2004 sale of Bowne Business Solutions, and restated to reflect the $296 decrease in net income resulting from the corrections discussed on page 4 of this release.

BOWNE & CO., INC.
(NYSE: BNE)
Segment Information
(unaudited)

Information regarding the operations of each business segment is set forth below. Performance is evaluated based on several factors, of which the primary financial measure is segment profit. Segment profit is defined as gross margin (revenue less cost of revenue) less selling and administrative expenses. Segment performance is evaluated exclusive of interest, income taxes, depreciation, amortization, certain shared corporate expenses, restructuring, integration and asset impairment charges, other expenses and other income. Therefore, this information is presented in order to reconcile to income from continuing operations before income taxes. The Corporate/Other category includes (i) results from the litigation support services business, (ii) corporate expenses for shared administrative, legal, finance and other support services which are not directly attributable to the operating segments, (iii) restructuring, integration and asset impairment charges, and (iv) other expenses and other income.

	For the Quarters ended March 31,
(in thousands)	2005	2004
		(as restated)
Revenue:
Financial Printing	$159,923	$169,523
Globalization	58,917	54,643
Other	8,057	8,561

	$226,897	$232,727

Segment profit (loss):
Financial Printing	20,686	24,562
Globalization	2,292	2,039
Corporate/Other (see detail below)	(5,532)	(10,270)

	17,446	16,331

Depreciation	(8,078)	(8,410)
Amortization	(716)	(619)
Interest expense	(1,391)	(2,801)

Income from continuing operations before income taxes	$7,261	$4,501

Corporate/Other (by type)
Shared corporate expenses	$(5,666)	$(5,059)
Litigation Solutions	713	543
Other income, net	1,462	83
Restructuring charges, integration costs and asset impairment	(2,041)	(5,837)

Total	$(5,532)	$(10,270)

BOWNE & CO., INC.
(NYSE: BNE)
PRO FORMA SUPPLEMENTAL INCOME INFORMATION
Reconciliation to Consolidated Statements of Operations
(unaudited)

Pro forma supplemental income information, which is not prepared in accordance with generally accepted accounting principles, excludes restructuring, integration and asset impairment charges. The Company believes that presentation of this supplemental information is useful to investors to evaluate performance in comparison to prior year’s results. This pro forma supplemental information is an alternative to, and not a replacement measure of, operating performance as determined in accordance with generally accepted accounting principles.

	For the Quarters ended March 31,
(in thousands, except per share information)	2005	2004
		(as restated)
Net income from continuing operations	$3,918	$1,515
Add back:
Restructuring, integration and asset impairment charges, net of tax (1)	1,312	4,118

Net income from continuing operations, pro forma	$5,230	$5,633

Earnings per share from continuing operations:
Basic	$0.11	$0.04

Diluted	$0.11	$0.04

Earnings per share from continuing operations—pro forma:
Basic	$0.15	$0.16

Diluted	$0.15	$0.15

Weighted average shares outstanding:
Basic	34,663	35,247
Diluted	35,355	36,522

(1)	In 2005, restructuring, integration and asset impairment charges of $2.0 million for the first quarter is net of tax benefit of $0.7 million. In 2004, the restructuring, integration and asset impairment charges of $5.8 million for the first quarter is net of tax benefit of $1.7 million.

As restated: As previously disclosed in the Company’s 10-K, the results for the quarter ended March 31, 2004 have been restated to reflect the tax effect of corrections to intercompany adjustments related to foreign entities. While this restatement had no impact on results of operations for the full year in 2004, the impact on the 2004 first quarter was a decrease in net income of $296, or $0.01 per share.

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